Exhibit 21

SUBSIDIARIES OF ATN INTERNATIONAL, INC.

	Jurisdiction of Incorporation	Other name(s) under which entity does business
Alloy, Inc. (1)	Delaware	Commnet, Commnet Broadband, Choice Wireless, Sacred Wind, Ethos
NTUA Wireless, LLC	Delaware	Choice NTUA Wireless
GTT, Inc. (2)	Guyana	GTT+, GTT Fibre, MMG
Mora Valley Wireless	Delaware	Mora Valley Wireless
Elbert County Wireless	Delaware	Elbert County Wireless
Atlantic Teleconnection Operating Company Limited	British Virgin Islands	ATOC
One Communications, Ltd. (3)	Bermuda	One Communications
Logic Communications, Ltd.	Cayman Islands	Logic
ATN VI, Inc.(4)	Delaware	Viya
Alaska Communications Systems Group, Inc. (5)	Delaware	Alaska Communications
Aragorn Holding Company Two Pte. Ltd.	Singapore	Vibrant
DeployCom Holdco, LLC (6)	Delaware	DeployCom
ATN Overseas Holdings, Ltd.	Bermuda	ATN Overseas Holdings, Ltd.
ATN Shared Services, LLC	Delaware	ATN, ATN Shared Services

(1)	Includes twenty-eight consolidated wholly-owned subsidiaries also providing wholesale wireless voice and data services under the “Commnet” brand name in the United States
(2)	Formerly known as Guyana Telephone and Telegraph Company Limited. Includes nine consolidated wholly owned subsidiaries also providing wireline and wireless services under the “GTT+” and "MMG" brand names in Guyana.
(3)	Includes eight consolidated wholly owned subsidiaries also providing wireline and wireless services under the “One Communications” brand name in Bermuda.
(4)	Includes thirteen consolidated wholly owned subsidiaries also providing wireline and wireless services under the “Viya” brand name in the U.S. Virgin Islands.
(5)	Includes thirty-one consolidated wholly owned subsidiaries also providing wireline and wireless services under the “Alaska Communications” brand name in Alaska.
(6)	Includes three consolidated wholly-owned subsidiaries also providing wireline services under the “DeployCom” brand name.